Exhibit 11

         FINGERHUT COMPANIES, INC. AND SUBSIDIARIES
              Computation of Earnings Per Share
      (In thousands of dollars, except per share data)
                          Unaudited



                              Thirteen Weeks Ended      Twenty-six Weeks Ended
                              June 27,     June 28,     June 27,     June 28,
                                1997         1996         1997         1996
Primary

    Net earnings (a)         $    9,909   $    2,145    $  12,470    $       94

    Weighted average shares
     of common stock
     outstanding             46,036,759   46,334,885    46,101,842   46,246,928

    Common stock equivalents  2,852,658    2,485,660     2,653,923    2,456,854

    Weighted average shares of
     common stock and common
     stock equivalents (b)   48,889,417   48,820,545    48,755,765   48,703,782

    Primary earnings per share
     of common stock and common
     stock equivalents (a/b) $      .20   $      .04   $       .26   $      .00
Fully diluted

    Net earnings (c)         $    9,909   $    2,145   $    12,470   $       94
    Weighted average shares
     of common stock
     outstanding             46,036,759   46,334,885    46,101,842   46,246,928
    Common stock
     equivalents              3,288,692    2,810,177     3,240,415    2,705,618

    Weighted average shares of
     common stock and common
     stock equivalents (d)   49,325,451   49,145,062    49,342,257   48,952,546

    Fully diluted earnings per
     share of common stock and
     common stock equivalents
     (c/d)                   $      .20   $      .04   $       .25   $      .00

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Common stock equivalents for primary earnings per
share are computed by the treasury stock method using the average market price.

Common stock equivalents for quarterly fully diluted earnings per share are computed by the treasury stock method using the ending market price, average market price for the last month or the average of the fully diluted monthly amounts used in the quarter, whichever is higher.

Common stock equivalents for year-to-date fully diluted earnings per share are computed by the treasury stock method using the ending market price or the average of the fully diluted monthly amounts used in the period, which ever is higher.